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                                                                    Exhibit 99.1

       Management's Discussion and Analysis of Financial
          Condition and Results of Operations.

The discussion and analysis that follows should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this report.


We have made the following acquisitions which affect the comparison of the results of operations on a year to year basis. All acquisitions, except Central Pharmacy Services, Inc., have been accounted for under the purchase method and, accordingly, the results of operations of the acquired entities are included in the Company's financial statements from the respective dates of acquisition.

The IV One Companies - Effective January 1995, we, through our Priority Healthcare Corporation ("Priority") subsidiary, acquired all of the outstanding stock of the IV One Companies ("IV One") in a cash transaction. IV One is comprised of IV-1, Inc., IV-One Services, Inc. and National Pharmacy Providers, Inc. These companies focus on high acuity specialty pharmacy services for patients requiring home and ambulatory infusion therapy. Effective as of the close of business on December 31, 1998, IV-One Services, Inc. and National Pharmacy Providers, Inc. were merged into IV-1, Inc. and the name of IV-1, Inc. was changed to Priority Healthcare Pharmacy, Inc.

Priority Healthcare Services Corporation - In January 1996, we formed a new subsidiary, National Infusion Services, Inc. ("NIS"). Effective February 8, 1996, we, through our NIS subsidiary, purchased the assets of the infusion services division of Infectious Disease of Indiana P.S.C. NIS is a provider of quality care to patients in a variety of settings. In February of 1997, the corporate name was changed from NIS to Priority Healthcare Services Corporation ("PHSC").

Tennessee Wholesale Drug Company - Effective July 31, 1997, we acquired substantially all of the operating assets and assumed most of the liabilities of Tennessee Wholesale Drug Company ("TWD"). TWD is a full-line, full-service wholesale drug company with a distribution facility in Nashville, Tennessee.

Grove Way Pharmacy - Effective August 6, 1997, Priority acquired substantially all of the assets of Grove Way Pharmacy, Inc. ("Grove Way"), a specialty distributor of vaccines located in Castro Valley, California.

Central Pharmacy Services, Inc. - On August 31, 1999, we completed the merger with Central Pharmacy Services, Inc. ("CPSI") of Atlanta, Georgia for approximately $55 million of our Common Stock. CPSI operates specialized pharmacies in 27 cities located in 13 states. These pharmacies prepare and deliver unit dose radiopharmaceuticals for use in nuclear imaging procedures in hospitals and clinics. The transaction was accounted for as a pooling of interests and the financial statements for the periods ended December 31, 1998, 1997 and 1996 are based on the assumption that the companies were combined for the full periods.

On December 31, 1998, we distributed to the holders of our Common Stock all of the 10,214,286 shares of Priority Class A Common Stock owned by us on the basis of .448 shares of Priority Class A Common Stock for each share of our Common Stock outstanding on the record date, December 15, 1998. The two classes of Priority Common Stock entitle holders to
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the same rights and privileges, except that holders of shares of Priority Class
A Common Stock are entitled to three votes per share on all matters submitted to a vote of holders of Priority Common Stock and holders of shares of Priority Class B Common Stock are entitled to one vote per share on such matters. As a result of the distribution, Priority ceased to be our subsidiary as of December 31, 1998 and, therefore, their assets, liabilities and equity are not included in the December 31, 1998 BWI Consolidated Balance Sheet. However, their results of operations, net of minority interest, for the year ended December 31, 1998 are included in the BWI Consolidated Statement of Earnings as Priority was our subsidiary for the full year of 1998.

Results of Operations.

Net sales for 1998, 1997 and 1996 were $7,654 million, $7,334 million and $5,335 million, respectively. The 4% increase in 1998 sales over 1997 and the 37% increase in 1997 over 1996 were generated primarily through internal growth. In all years, CPSI sales accounted for less than 1% of total sales. In 1998, brokerage type sales ("brokerage sales") experienced a 23% decrease from 1997. This was the result of the loss of the Rite Aid business. Brokerage sales had increased by 43% from 1996 to 1997. This was the result of the consolidation within the wholesale and chain drug industries. Brokerage sales generate very little gross margin, however, they provide for increased working capital and support our programs to attract more direct store delivery business from chain customers. Sales from our inventory ("from stock sales") increased 49% in 1998. These sales include sales from our inventory to chain customers and direct store delivery business. Direct store delivery sales increased by 50% in 1998 and increased to 51% of total sales in 1998. These sales were only 35% of total sales in 1997. The increase in direct store delivery sales as a percent of total sales was caused by the combination of our loss of the Rite Aid brokerage sales business and our ability to expand our presence in the direct store delivery portion of the business through increased sales to existing customers and the addition of new customers. In both periods, the increase related to pricing was approximately equal to the increase in the Consumer Price Index. Net sales for Priority for 1998, 1997 and 1996 were $276 million, $231 million and $158 million, respectively. This growth was generated internally and reflected primarily the addition of new customers, new product introductions (including the new Rebetron treatment for Hepatitis-C), additional sales to existing customers and, to a lesser extent, the acquisition of Grove Way Pharmacy and inflationary price increases.

Gross margins for 1998, 1997 and 1996 were $206 million, $153 million and $128 million, respectively. The increases in gross margins from 1997 to 1998 and from 1996 to 1997 resulted primarily from internal growth. The acquisition of TWD accounted for approximately 23% of the increase from 1996 to 1997 and had substantially less impact from 1997 to 1998. The impact in 1998 is difficult to quantify as the Baltimore, Maryland and Tampa, Florida warehouses of TWD were closed in 1998 and their customers subsequently serviced out of existing facilities. Gross margins as a percent of net sales increased to 2.69% in 1998 from 2.08% in 1997. This increase was the result of the change in mix away from the lower margin brokerage sales to the higher margin from stock sales and the increased higher margin sales of CPSI. The change in mix resulted from both the loss of the Rite Aid brokerage sales business and the increased direct store delivery sales. Gross margins as a percent of net sales declined from 2.40% in 1996 to 2.08% in 1997. This decrease was the result of the substantial increase in low margin brokerage sales and a shift in the business mix of from stock sales to more managed care business. In all years, the pressure on sell side margins continued and the purchasing gains associated with pharmaceutical price inflation remained relatively constant. Gross margins for Priority for 1998, 1997 and 1996 were $31.1 million, $23.2 million and $17.2 million, respectively. Gross margins as a percent of sales for 1998, 1997 and 1996 were 11.30%,
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10.01% and 10.85%, respectively. The increase in 1998 margins over 1997 margins is primarily attributed to the change in sales mix resulting from significantly higher sales by Priority Pharmacy which generated higher gross margins than those of Priority Distribution. The reduction in 1997 from 1996 is attributed to increased competition and a change in sales mix to the lower margin wholesale distribution business.

Other income in 1998, 1997 and 1996 represented finance charges on certain customers' receivables and gains on the sale of assets. The 1998 balance also includes approximately $200,000 of interest related to the note from the CEO of the Company.

Selling, general and administrative ("SGA") expenses were $118.3 million, $89.4 million and $77.4 million in 1998, 1997 and 1996, respectively. The primary reasons for the increase in SGA from 1997 to 1998 and from 1996 to 1997 were normal inflationary increases and costs to support the growing direct store delivery business of Bindley Western Drug Company, the alternate care/alternate site business of Priority and the nuclear pharmacy expansion of CPSI. The cost increases related to the direct store delivery and alternate care/alternate site businesses include, among others, delivery expense, warehouse expense, and labor costs, which are variable with the level of sales volume. However, management remains focused on controlling SGA through improved technology, better asset management and opportunities to consolidate distribution centers. This focus has resulted in a decrease in SGA expense as a percent of from stock sales to 2.85% in 1998 from 3.21% in 1997 and 3.61% in 1996. Non recurring charges related to the startup, consolidation and closing of certain divisions were $200,000 in 1998, $575,000 in 1997 and $200,000 in 1996. SGA for Priority was $14.0 million in 1998, $10.6 million in 1997 and $8.4 million in 1996. As a percent of sales, SGA for 1998 was 5.1% as compared to 4.6% in 1997. This increase was the result of expenses associated with the opening of the Grove City, Ohio facility, which opened in November, 1997, training and payroll costs from hiring additional sales personnel at Priority Pharmacy and increased overall costs of being a publicly traded company. The increase in 1997 SGA from 1996 was attributed to the above mentioned normal costs to support this business. SGA as a percent of sales actually decreased from 5.3% in 1996 to 4.6% in 1997. SGA for CPSI increased in all years as a result of continued expansion through the opening of new nuclear pharmacies.

Depreciation and amortization was $8.9 million, $8.2 million and $7.4 million in 1998, 1997 and 1996, respectively. These increases were the result of the inclusion of acquired entities and the depreciation and amortization on new facilities and equipment, particularly in management information systems and systems to support customer needs. Depreciation and amortization for Priority increased from $1 million in 1996 to $1.2 million for both 1997 and 1998. These increases also resulted from depreciation on new equipment, particularly management information systems.

Interest expense for 1998, 1997 and 1996 was $18.6 million, $16.2 million and $13.2 million, respectively. The average short-term borrowings outstanding were $249 million, $152 million and $119 million at an average short-term interest rate of 6.3%, 6.4% and 6.4% for 1998, 1997 and 1996, respectively. We also have in place a private placement of $30 million Senior Notes due December 27, 1999 at an interest rate of 7.25%. Interest expense associated with these Notes was approximately $2.2 million in both 1998 and 1997.

In the fourth quarter of 1998, we recorded a one-time, pre-tax charge of approximately $19.0 million, which approximated $14.0 million on an after-tax basis. Of the $19.0 million charge, $11.0 million represented a non-cash charge for the acceleration of the amortization of compensation related to restricted stock grants in connection with the Priority spin-off, $7.0
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million represented the non-cash write-off of goodwill that has been carried on the books from an acquisition dating back to early 1996 and $1.0 million represented the settlement of litigation associated with that acquisition. See also, Note 6 -Intangibles, Note 9 - Long-term Debt, Note 12 - Capital Stock and
Note 16 -Legal Proceedings, of the Company's financial statements for further discussion.

The provision for income taxes represented 44.1%, 39.0% and 42.2% of earnings before taxes in 1998, 1997 and 1996, respectively. The increase in the 1998 effective rate was attributable to the nondeductible element of restricted stock grants expensed in 1998.

On January 11, 1996, we were informed by the U.S. Attorney's office in Indianapolis that the Drug Enforcement Administration ("DEA") was alleging multiple violations of the recordkeeping and reporting regulations of the Controlled Substances Act ("Act") resulting from a routine inspection of our Indianapolis Distribution Center during January and February 1994. On November 7, 1996, we entered into a Civil Consent Decree with the United States and the DEA resolving all issues relating to its Indianapolis Distribution Center's alleged failure to comply with the Act. In exchange for the settlement of all civil and administrative issues, we paid $700,000, and agreed to pay an additional $300,000 if we did not substantially comply with the terms of the Civil Consent Decree over the next two years. The settlement charge recognized by the Company in 1996 included professional fees of $112,000. On December 15, 1998, we were advised by the U. S. Attorney's office in Indianapolis that we had fully complied with the terms of the 1996 Civil Consent Decree and, accordingly, the civil penalty of $300,000 would not be imposed.

On October 7, 1996 we and our subsidiary, National Infusion Services (now known as Priority Healthcare Services Corporation) ("PHSC"), were named as defendants in an action filed by Thomas G. Slama, M.D. in the Superior Court of Hamilton County, Indiana. Dr. Slama is a former director of the company and formerly was Chief Executive Officer and President of PHSC. The complaint alleged breach of contract and defamation arising from the termination of Dr. Slama's employment with PHSC in October 1996. On October 26, 1998, Dr. Slama filed a Second Amended Complaint which added Priority and William E. Bindley as defendants and stated additional claims for breach of contract, breach of oral contract, breach of fiduciary duty, securities fraud and conversion. Pursuant to an Indemnification and Hold Harmless Agreement we indemnified and held harmless Priority and its subsidiaries from and against any and all costs, damages, charges and expenses (including without limitation legal and other professional fees) which Priority might incur or which may be charged against Priority in any way based upon, connected with or arising out of the lawsuit filed by Dr. Slama. All defendants answered the complaint, denied the merits of Dr. Slama's claims, and also filed a counterclaim against Dr. Slama which sought, among other things, declaratory relief, compensatory and (in some instances) treble damages, punitive damages, attorneys' fees, interest and costs. On December 31, 1998, a Settlement Agreement was executed by and among the parties named above pursuant to which mutual releases were obtained and, on January 4, 1999, a one-time payment of $875,000 was made by the company to Dr. Slama. The corresponding Joint Stipulation of Dismissal was approved by the Court on January 11, 1999.

Liquidity-Capital Resources.

On October 29, 1997, Priority consummated an initial public offering ("IPO"). Priority registered 2,300,000 shares of Class B Common Stock, all of which were sold in a firm commitment underwriting at an aggregate offering price of $33.35 million. After underwriters' discount of
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$2.32 million and expenses incurred by Priority in conjunction with the IPO of
$1.05 million, the net offering proceeds to Priority were approximately $29.98 million.

On December 31, 1998, we distributed to the holders of our Common Stock all of the 10,214,286 shares of Priority Class A Common Stock owned by us on the basis of .448 shares of Priority Class A Common Stock for each share of our Common Stock outstanding on the record date, December 15, 1998. The two classes of Priority Common Stock entitle holders to the same rights and privileges, except that holders of shares of Priority Class A Common Stock are entitled to three votes per share on all matters submitted to a vote of holders of Priority Common Stock and holders of shares of Priority Class B Common Stock are entitled to one vote per share on such matters. As a result of the distribution, Priority ceased to be our subsidiary. From the date of the IPO until the December 31, 1998 distribution to the holders of our Common Stock, we owned 81.6% of the outstanding common stock of Priority. In 1998, the amount of net earnings associated with the minority interest was $1.9 million as compared to $212,000 in 1997.

Our operations consumed $78.9 million in cash for the year ended December 31, 1998. The use of funds resulted from increases in inventories and a decrease in accounts payable. The increase in inventory resulted from the significant increase in direct store delivery sales and the new bulk inventory acquisition and purchasing management programs with certain customers. The reduction of accounts payable is attributed to the timing of payments of invoices and the reduction of brokerage type sales to Rite Aid. These uses of cash were offset by the decrease in accounts receivables resulting from the reduction of brokerage type sales to Rite Aid. We continue to closely monitor working capital in relation to economic and competitive conditions. However, the emphasis on direct store delivery business will continue to require both net working capital and cash.

Capital expenditures were predominantly for the construction of the new corporate headquarters building, the construction of a new warehouse facility in Westbrook, Maine, the expansion and automation of existing warehouses and the investment in additional management information systems and other systems to support customer needs. Total expenditures were $34.5 million during 1998.

Effective July 31, 1997, we purchased substantially all of the operating assets and assumed most of the liabilities and contractual obligations of TWD. We expended approximately $27 million for the acquisition of TWD, which approximated the fair value of the net assets acquired.

Effective August 6, 1997, Priority acquired substantially all of the operating assets and assumed most of the liabilities of Grove Way Pharmacy, Inc., a specialty distributor of vaccines and injectables located in Castro Valley, California. The amount expended approximated the fair value of the net assets acquired.

On August 27, 1997, we called for redemption on September 12, 1997 all of our outstanding 6 1/2% Convertible Subordinated Debentures Due 2002 at a redemption price of $1,039 per $1,000 principal amount of Debentures plus accrued interest through the redemption date. Debenture holders could elect to convert their debentures into shares of our common stock through September 12, 1997, which was the redemption date. Holders of all but $119,000 principal amount of the $67,350,000 outstanding Debentures elected to convert their Debentures into common stock at the rate of 50.4 shares of common stock for each $1,000 principal amount of Debentures. The redemption reduced our long-term debt by $67,350,000 and increased by 3.4 million the number of issued shares of our common stock.
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We hold a note receivable with a principal balance of $3.2 million from the CEO of the Company. The proceeds of this note, which bears interest at 6.5% per annum and matures on December 16, 2000, were used by the CEO to exercise stock options. The note provides for annual interest only payments with outstanding interest and principal to be repaid at maturity.

In December 1998, we established a receivables securitization facility (the "Receivables Facility") pursuant to which we sell substantially all of our receivables arising in connection with the sale of goods or the rendering of services ("Receivables") to Bindley Western Funding Corporation ("Funding Corp."), a wholly owned special purpose corporation subsidiary. The Receivables are sold to Funding Corp. on a continuous basis, and the cash generated by sales of interests in the Receivables or by collections on the Receivables retained is used by Funding Corp. to, among other things, purchase additional Receivables originated by the Company. The assets of Funding Corp. will be available first and foremost to satisfy claims of Funding Corp. creditors.

In connection with the Receivables Facility, Funding Corp. entered into a Receivables Purchase Agreement, dated as of December 28, 1998, with Falcon Asset Securitization Corporation ("Falcon"), an affiliate of The First National Bank of Chicago ("First Chicago"), certain other financial institutions (collectively with Falcon, the "Purchasers"), and First Chicago, as Agent. Pursuant to the Receivables Purchase Agreement, Funding Corp. may, from time to time, sell interests in the Receivables ("Receivables Interests") to the Agent for the benefit of the Purchasers. Each Receivables Interest has an associated Discount Rate and Tranche Period applicable to it, as selected by Funding Corp. The Discount Rate may, at Funding Corp.'s election, be the Base Rate (the corporate prime or base rate announced from time to time by First Chicago) or, with respect to the Receivables Interests purchased by Falcon, the CP Rate (generally, a commercial paper related rate based on Falcon's funding charges) or, with respect to the Receivables Interests purchased by other Purchasers, the LIBO Rate (generally, LIBOR for the applicable Tranche Period, plus 1/25% per annum). The Receivables Facility terminates on December 27, 1999, and is subject to final termination on December 28, 2003, subject to earlier termination in certain events. At December 31, 1998, there were $224 million of Receivables Interests outstanding, bearing a Discount Rate of 5.5% per annum. We account for the Receivables Facility as a financing transaction in our consolidated financial statements.

In connection with the implementation of the Receivables Facility, on December 28, 1998, we renegotiated our bank line of credit and now have $174.5 million of available credit. For 1998, the net decrease in borrowings under the bank credit agreement was $127.5 million. At December 31, 1998, we had borrowed $19.5 million under the bank credit agreement and had a remaining availability of $155 million.

At December 31, 1998, we owed to Priority $16.5 million. This amount is due on demand and represents loans of excess cash balances of Priority to us on a short-term basis, bearing interest at our average incremental borrowing rate. At December 31, 1998, the incremental borrowing rate was 6.3%.

We believe that our cash on hand, bank line of credit, Receivables Facility and working capital management efforts are sufficient to meet future working capital requirements.

Our primary exposure to market risk consists of changes in interest rates on borrowings. An increase in interest rates would adversely affect our operating results and the cash flow available to fund operations and expansion. Based on the average variable borrowings for 1998, an increase of 10% in our average variable borrowing rate would result in a $2.2 million
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annual increase in interest expense. Conversely, a 10% decrease in the average variable borrowing rate would result in a $2.2 million annual decrease in interest expense. We continually monitor this risk and review the potential benefits of entering into hedging transactions, such as interest rate swaps, to mitigate the exposure to interest rate fluctuations. At December 31, 1998, we were not a party to any hedging transactions.

Our principal working capital needs are for inventory and accounts receivable. We sell inventory to our chain drug warehouse and other customers on various payment terms. This requires significant working capital to finance inventory purchases and entails accounts receivable exposure in the event any of our chain warehouse or other major customers encounter financial difficulties. Although we monitor closely the creditworthiness of our major customers and, when feasible, obtain security interests in the inventory sold, there can be no assurance that we will not incur some collection loss on chain drug or other major customer accounts receivable in the future.

Year 2000.

The year 2000 poses a unique set of challenges to those industries reliant on information technology. As a result of the methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or in the worst cases, the inability of the systems to continue to function altogether. We and other companies in the same business are vulnerable to the dependence on distribution and communications systems.

Our Daily Sales System, which controls ordering, pricing, inventory control, and shipping and which accounts for 70% of our total investment in software, was initially designed and programmed to comply with the Year 2000 challenge. We anticipate that our remaining systems will be fully Year 2000 compliant by the end of the second quarter of 1999. Furthermore, all software purchases within the past three years have been guaranteed to be compliant by the vendor. We have upgraded and replaced our hardware and network systems for reasons other than Year 2000 compliance, however, and such new hardware and network systems will be fully tested during 1999 to ensure that they are also Year 2000 compliant. We estimate that the total cumulative costs relating to its efforts to make our systems compliant for the Year 2000 will be approximately $1 million, of which approximately $340,000 had been incurred as of December 31, 1998.

We believe that the expenditures required to bring our systems into compliance will not have a material adverse effect on our performance. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that the Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

Moreover, to operate our business, we rely on governmental agencies, utility companies, telecommunications companies, shipping companies, suppliers and other third party service providers over which we can assert little control. Our ability to conduct our business is dependent upon the ability of these third parties to avoid Year 2000 related disruptions. We are in the process of contacting our third party service providers about their Year 2000 readiness, but we have not yet received any assurances from any such third parties about their Year 2000 compliance. If our key third party service providers do not adequately address their Year 2000 issues, our business may be materially affected, which could result in a material adverse effect
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on our results of operations and financial condition.

We have not to date developed any contingency plans, as such plans will depend on the responses from our third party service providers, in the event we or any key third party providers should fail to become Year 2000 compliant. If required, critical functions could be handled on a manual basis until such time that the Year 2000 malfunction was identified and resolved.

Inflation.

Our financial statements are prepared on the basis of historical costs and are not intended to reflect changes in the relative purchasing power of the dollar. Because of our ability to take advantage of forward purchasing opportunities, we believe that our gross profits generally increase as a result of manufacturers' price increases in the products we distribute. Gross profits may decline if the rate of price increases by manufacturers declines.

Generally, price increases are passed through to customers as they are received by the Company and therefore reduce the negative effect of inflation. Other non-inventory cost increases, such as payroll, supplies and services, have been partially offset during the past three years by increased volume and productivity.

Forward Looking Statements.

Certain statements included in this annual report which are not historical facts are forward looking statements. Such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, financial stability of major customers, investment procurement opportunities, asserted and unasserted claims, changes in government regulations or the interpretation thereof and our ability and the entities with which we transact business to modify or redesign their computer systems to work properly in the year 2000, which could cause actual results to differ from those in the forward looking statements.

Quantitative and Qualitative Disclosures About Market Risk.

See discussion above in Management's Discussion and Analysis of Financial Condition and Results of Operations.